Statutory Audit for FY June 30, 2023 Questionnaire to be shared with Component Auditors

Quality International Co. Ltd FZC

Description of Audit Procedure	Yes	No	N/A	Comments
Has Auditor adequately understood requirement of independence as per the requirements set forth by the American Institute of Certified Public Accountants and, if applicable, the Securities and Exchange Commission (SEC)?	Yes			
Whether your firm consents to our firm placing reliance upon the auditor's report and opinion formed, by our firm, as the auditor for the consolidated financial statements of the ultimate parent entity, viz Quality Industrial Corp.?	Yes			
Whether Auditor is familiar with the accounting principles generally accepted in the United States of America and the generally accepted auditing standards followed locally and represents that such local standards are equivalent to those set forth by the American Institute of Certified Public Accountants? Whether audit and report is issued accordance with these standards? Whether your firm '**VASS International Auditing & Consultants'** and signing partner thereof consent this division of responsibility, where in we will be relay on your audit opinion for the audit of component i.e **Quality International Co. Ltd FZC (QI)**?	Yes Yes Yes			
Whether your firm **'VASS International Auditing & Consultants'** understands and consents that will be filled with Securities and Exchange Commission (SEC) and used under Public Company Accounting Oversight Board (PCOB)?	Yes			
Do auditor possess knowledge of the applicable financial reporting requirements for statements and schedules that are to be filed with regulatory agencies, such as the Securities and Exchange Commission (SEC), if applicable?	Yes			
Whether in your opinion revenue from operations, trade receivable, right to use assets (ROU), fixed assets, Work in Progress assets, deferred tax (as applicable) represent true and fair position, in all material respect, in accordance with the group accounting policies and local applicable accounting standards.	Yes			

Have you reviewed the management's processes and reporting contained in the audited financials to ensure the complete identification of all related parties associated with the entity under audit, including the disclosure of the same in the financial statement and assessment of arm's length for related party transactions?	Yes			
Whether anything comes to your attention that causes you to believe that the financial statement prepared for the component is not in line with the groups Accounting Policies, as applicable to the component		No		
Is there is any significant matter noted during the course of your audit, which require attention at Group level.		No		
Please specify of any other issues other than set above that should be brought to our attention or come to your attention during the audit, which is relevant to our opinion on the group financial statement.			NA	
Were any instance of non-compliance with laws and regulations identified that could give rise to material misstatement of the group financial statement.		No		
Is there any significant litigation or claim or other matter which impact the going concern of component.		No		
Subsequent Events: Whether evaluation of significant events or changes that occurred post the balance sheet date but before the issuance of the auditor's report is done? If any subsequent events were noticed, whether the impact of these events on the financial statements is assessed and appropriate disclosure is given in the financials?		No		
The Component audit firm understands and undertakes that **Pipara & Co LLP** will only review elimination on consolidation with **QIND** and relay on audit opinion form.	Yes			

DUBAI - U.A.E.
VASS INTERNATIONAL AUDITING & CONSULTANTS